Filed pursuant to Rule 424(b)(3)
Registration Statement Nos. 333-191962 and
 333-165483
PROSPECTUS SUPPLEMENT
(to Prospectus dated January 7, 2014)

Dice Holdings, Inc.

Common Stock

All of the shares of common stock in this offering are being sold by affiliates of General Atlantic LLC, which we refer to collectively as the General Atlantic Stockholders or the selling stockholders.

The selling stockholders are offering 2,500,000 shares of our common stock in this offering at a price of $8.20 per share. The proceeds to the selling stockholders, before expenses, will be approximately $20.5 million. We will not receive any of the proceeds from the sale of the common stock. We estimate the total expenses of this offering, excluding brokerage commissions, will be approximately $35,000, which will be paid by us. The selling stockholders will pay brokerage commissions in an aggregate amount of $100,000 relating to the shares of common stock sold in this offering.

Our common stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “DHX.” The last reported sale price of our common stock on September 4, 2014 was $8.49 per share.

Investing in these securities involves significant risks. We strongly recommend that you read carefully the risks we describe in this prospectus supplement and the risk factors that are incorporated by reference in this prospectus supplement from our filings made with the Securities and Exchange Commission. See ‘‘Risk Factors’’ beginning on page S-3 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 5, 2014

Prospectus Supplement

We and the selling stockholders have not authorized anyone to provide any information other than that contained in this prospectus supplement or the accompanying prospectus or incorporated by reference in this prospectus supplement or the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us to which we have referred you. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the selling stockholders are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of such document. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless we have indicated otherwise or the context otherwise requires, all references in this prospectus supplement and the accompanying prospectus to “Dice Holdings,” “the Company,” “we,” “us” and “our” or similar terms refer to Dice Holdings, Inc. and its subsidiaries on a consolidated basis. The term “selling stockholders” refers, collectively, to the selling stockholders named in this prospectus supplement under the caption, “Selling Stockholders.”

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission, or SEC, before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

S-iii

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, and descriptions of our business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to:

•	increases in the unemployment rate, cyclicality or downturns in the United States or worldwide economy or the industries we serve, labor shortages, or job shortages;
•	concerns regarding the European debt crisis and market perceptions concerning the instability of the Euro;
•	competition from existing and future competitors;
•	changes in the recruiting and career services business and technologies, and the development of new products and services;
•	decreases or delays in business-to-business technology advertising spending could harm our ability to generate advertising revenue;
•	failure to develop and maintain our reputation and brand recognition;
•	failure to increase or maintain the number of customers who purchase recruitment packages;
•	failure to attract qualified professionals or grow the number of qualified professionals who use our websites;
•	failure to timely and efficiently scale and adapt our existing technology and network infrastructure;
•	capacity constraints, systems failures or breaches of network security;
•	compliance with laws and regulations concerning collection, storage and use of professionals’ personal information;
•	our indebtedness;
•	inability to borrow funds under our credit facility or refinance our debt;
•	results of operations fluctuate on a quarterly and annual basis;
•	periods of operating and net losses and history of bankruptcy;
•	covenants in our credit facility;
•	inability to successfully identify or integrate future acquisitions;
•	strain on our resources due to future growth;
•	misappropriation or misuse of our intellectual property, claims against us for intellectual property infringement or the failure to enforce our ownership or use of intellectual property;
•	control by our principal stockholders, including those related to Quadrangle Group LLC;
•	compliance with certain corporate governance requirements and costs incurred in connection with being a public company;
•	compliance with the continued listing standards of the NYSE;
•	failure to maintain internal controls over financial reporting;
•	loss of key executives and technical personnel;
•	U.S. and foreign government regulation of the Internet and taxation;
•	changes in foreign currency exchange rates;
•	failure to realize the full potential of our network;
•	decrease in user engagement;
•	failure to halt the operations of websites that aggregate our data, as well as data from other companies;

S-iv

•	failure of Slashdot Media business to attract and retain users;
•	inability to retain Open Source projects and attract new Open Source projects;
•	our foreign operations;
•	inability to expand into international markets;
•	unfavorable decisions in proceedings related to future tax assessments;
•	taxation risks in various jurisdictions for past or future sales;
•	write-offs of goodwill; and
•	significant downturn not immediately reflected in our operating results.

These and other factors are more fully discussed elsewhere herein and in the documents incorporated by reference herein. These and other risks could cause actual results to differ materially from those implied by forward-looking statements herein and therein.  You should keep in mind that any forward-looking statement made by us herein and in the documents incorporated by reference herein speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We have no obligation to update any forward-looking statements herein or therein after the date hereof or thereof, except as required by federal securities laws.

S-v

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus supplement and the accompanying prospectus, including the financial statements and other information incorporated by reference in this prospectus supplement and the accompanying prospectus, and the information included in any free writing prospectus that we have authorized for use in connection with this offering, including the information referred to under the heading “Risk Factors” in this prospectus supplement beginning on page S-3 of this prospectus supplement.

THE COMPANY

Dice Holdings, Inc. is a leading provider of specialized websites for professional communities, including technology and engineering, financial services, energy, healthcare, and security clearance. Our mission is to help our customers source and hire the most qualified professionals in select and highly skilled occupations, and to help those professionals find the best job opportunities in their respective fields and further their careers. For more than 20 years, we have built our company by providing our customers with quick and easy access to high-quality, unique professional communities and offering those communities access to highly relevant career opportunities and information. Today, we serve multiple markets primarily in North America, Europe, Asia and Australia.

For a description of our business, financial condition, results of operations and other important information regarding Dice Holdings, we refer you to our filings with the SEC incorporated by reference in this prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

Our principal executive offices are located at 1040 Avenue of the Americas, 8th Floor, New York, New York 10018, telephone (212) 725-6550.  Our website can be found at www.diceholdingsinc.com. The information on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

RECENT DEVELOPMENTS

We have entered into a stock purchase agreement (the “Purchase Agreement”) with the selling stockholders, whereby we have agreed to purchase from the selling stockholders and the selling stockholders have agreed to sell to the Company, an aggregate of 500,000 shares of common stock of the Company at a purchase price of $8.20 per share. The Purchase Agreement provides for customary representations, warranties and conditions. The closing of the stock purchase is expected to occur simultaneously with or shortly after the closing of this offering.

THE OFFERING

Issuer	Dice Holdings, Inc.

Common stock offered by the selling stockholders	2,500,000 shares

Common stock outstanding after this offering	53,760,866 shares

Use of Proceeds

We will not receive any proceeds from the sale of shares by the selling stockholders. See “Use of Proceeds.”

Risk Factors

You should carefully read and consider the information under “Risk Factors,” together with all of the other information set forth or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to invest in our common stock.

New York Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange under the symbol “DHX.”

Outstanding Common Stock

The number of shares of our common stock to be outstanding after this offering is based on 54,260,866 shares outstanding as of August 29, 2014 and excludes as of that date:

•	6,197,235 shares of our common stock issuable upon the exercise of stock options outstanding with a weighted average exercise price of $5.89; and
•	3,938,626 shares of our common stock available as of that date for future grant or issuance pursuant to our stock plans.

The number of shares of our common stock to be outstanding after this offering also gives effect to the purchase by the Company of 500,000 shares of common stock from the selling stockholders.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks described below and in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2013, which are incorporated by reference in this prospectus supplement and the accompanying prospectus in their entirety, together with other information in this prospectus supplement, the accompanying prospectus, the information and documents incorporated by reference, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of the described events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose all or part of your investment. The risks described below and in the document referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business operations.

Risks Related to this Offering and our Common Stock

We do not intend to pay dividends in the foreseeable future, and, because we are a holding company, we may be unable to pay dividends.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Any future determination to pay dividends will be at the discretion of our board of directors and will be dependent on then-existing conditions, including our financial condition and results of operations, capital requirements, contractual restrictions, including restrictions under our credit agreement, business prospects and other factors that our board of directors considers relevant. Furthermore, because we are a holding company, any dividend payments would depend on the cash flow of our subsidiaries. Accordingly, we may not be able to pay dividends even if our board of directors would otherwise deem it appropriate. For the foregoing reasons, you will not be able to rely on dividends to receive a return on your investment.

Provisions in our charter documents and Delaware law may delay or prevent our acquisition by a third party.

Our amended and restated certificate of incorporation and by-laws contain several provisions that may make it more difficult or expensive for a third party to acquire control of us without the approval of our board of directors. These provisions also may delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that might otherwise result in our stockholders receiving a premium over the market price for their common stock. The provisions include, among others:

•	provisions relating to creating a board of directors that is divided into three classes with staggered terms;
•
provisions relating to the number and election of directors, the appointment of directors upon an increase in the number of directors or vacancy and provisions permitting the removal of directors only for cause and with a 66 2/3% stockholder vote;

•	provisions requiring a 66 2/3% stockholder vote for the amendment of certain provisions of our certificate of incorporation and for the adoption, amendment and repeal of our by-laws;
•	provisions barring stockholders from calling a special meeting of stockholders or requiring one to be called;
•	elimination of the right of our stockholders to act by written consent; and

•	provisions that set forth advance notice procedures for stockholders’ nominations of directors and proposals for consideration at meetings of stockholders.

Additionally, because we are incorporated in Delaware, we are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an interested stockholder (defined generally as a person owning 15% or more of the corporation’s outstanding voting stock) of a Delaware corporation from engaging in a business combination (as defined) for three years following the date that person became an interested stockholder unless various conditions are satisfied. These provisions of our amended and restated certificate of incorporation, by-laws and Delaware law could discourage potential takeover attempts and reduce the price that investors might be willing to pay for shares of our common stock in the future which could reduce the market price of our stock.

Our stock price may be volatile and you may lose all or part of your investment.

The market price of our common stock could fluctuate significantly, in which case you may not be able to resell your shares at or above your purchase price. The market price of our common stock may fluctuate based on a number of factors in addition to those listed in this prospectus supplement, including:
•	our operating performance and the performance of our competitors and other similar companies;
•	the public’s reaction to our press releases, our other public announcements and our filings with the Securities and Exchange Commission, which we refer to as the SEC;
•	changes in earnings estimates or recommendations by research analysts who track our common stock or the stocks of other companies in our industry;
•	changes in general economic conditions;
•	the number of our publicly traded shares;
•	actions of our current stockholders, including this offering;
•	the arrival or departure of key personnel;
•	acquisitions, strategic alliances or joint ventures involving us or our competitors; and
•	other developments affecting us, our industry or our competitors.

In addition, in recent years the stock market has experienced significant price and volume fluctuations. These fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations may cause declines in the market price of our common stock. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company or its performance, and these fluctuations could materially reduce our stock price.

Future sales of shares could cause our stock price to decline.

Sales of a substantial number of shares of our common stock, or the perception that a large number of shares will be sold, could cause the market price of our common stock to decline. As of August 29, 2014, approximately 54,260,866 shares of our common stock were outstanding. Of these shares, a significant amount will be restricted pursuant to Rule 144 under the Securities Act. However, the holders (including the investment funds related to Quadrangle Group LLC (the “Quadrangle Stockholders”) of approximately 9,454,970 of these restricted shares of our common stock after giving effect to this offering, have caused their shares to be registered under the registration statement of which this prospectus supplement and the accompanying prospectus are parts. In addition, the restricted shares may be sold under Rule 144 from time to time subject to the volume, manner of sale and other conditions of Rule 144.

In addition, we have reserved for issuance 3,938,626 shares of common stock under our stock plans. As of August 29, 2014, options to purchase 6,197,235 shares of our common stock were outstanding under our stock plans of which options to purchase 4,849,493 shares of our common stock were vested and immediately exercisable.

The Quadrangle Stockholders hold a significant equity interest in our company and their interest in our business may be different than yours.

The Quadrangle Stockholders beneficially own approximately 16.00% of our outstanding common stock as of August 29, 2014. Accordingly, together, the Quadrangle Stockholders can exercise significant influence over our business policies and affairs, including the composition of our board of directors, and over any action requiring the approval of our stockholders, including the adoption of amendments to our certificate of incorporation and the approval of mergers or sales of substantially all of our assets. The concentration of ownership of the Quadrangle Stockholders may also delay, defer or even prevent an acquisition by a third party or other change of control of our company and may make some transactions more difficult or impossible without the support of the Quadrangle Stockholders, even if such events are in the best interests of the other stockholders. In addition, in connection with our initial public offering in July 2007, we entered into the Institutional and Management Shareholders Agreement, or the “Institutional Shareholder Agreement,” with the selling stockholders, the Quadrangle Stockholders and certain members of our management. In accordance with the Institutional Shareholder Agreement, the Quadrangle Stockholders collectively have the right to designate up to (1) three members of our board of directors if they, in the aggregate, own 17.5% or more of our common stock, (2) two members of our board of directors they own less than 17.5% but at least 10% of our common stock, and (3) one member of our board of directors if they own less than 10% but at least 5% of our common stock. If the Quadrangle Stockholders own, in the aggregate, less than 5% of our common stock, they will no longer be entitled to designate members of our board of directors. The Quadrangle Stockholders will also have the right to designate one member of our Compensation Committee and one member of our Nominating and Corporate Governance Committee if the Quadrangle Stockholders own at least 5% of our common stock. Our Institutional Shareholder Agreement and our amended and restated certificate of incorporation provide that the doctrine of “corporate opportunity” will not apply against the Quadrangle Stockholders in a manner that would prohibit them from investing in competing businesses or doing business with our clients and customers.  To the extent they invest in such other businesses, they may have differing interests than our other stockholders.

USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from the sale of the shares of common stock offered hereby. The proceeds to the selling stockholders, before expenses, from the sale of the shares of common stock offered hereby will be approximately $20.5 million. We will not receive any proceeds from this offering.

SELLING STOCKHOLDERS

The table below sets forth the following information regarding the selling stockholders:

•	the number and percentage of shares of common stock owned by the selling stockholders prior to the offering;
•	the number of shares of common stock to be offered for the selling stockholders’ accounts; and
•	the number and percentage of shares of common stock to be owned by the selling stockholders after completion of the offering.

	Shares Beneficially Owned Before the Offering(1)		Shares Being Sold in this Offering	Shares Beneficially Owned After the Offering(3)
Name of Beneficial Owner	Shares	%		Shares	%
General Atlantic Partners 79, L.P.(2)	1,931,926	3.56	1,609,939	0	0
GAP-W, Holdings, L.P.(2)	626,072	1.15	521,727	0	0
General Atlantic Partners 84, L.P.(2)	183,495	*	152,912	0	0
GAP Coinvestments III, LLC(2)	163,282	*	136,068	0	0
GapStar, LLC(2)	52,236	*	43,530	0	0
GAP Coinvestments IV, LLC(2)	37,853	*	31,544	0	0
GAPCO GmbH & Co., KG(2)	4,734	*	3,945	0	0
GAP Coinvestments CDA, L.P.(2)	402	*	335	0	0

*	Less than 1%

(1)
Ownership percentages calculated pursuant to Rule 13(d)-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of August 29, 2014, at which date there were 54,260,866 aggregate shares of common stock outstanding.

(2)
General Atlantic LLC (“General Atlantic”) is the general partner of each of General Atlantic GenPar, L.P., a Delaware limited partnership (“GA GenPar”), General Atlantic Partners 79, L.P., a Delaware limited partnership (“GAP 79”), and GAP Coinvestments CDA, L.P., a Delaware limited partnership (“CDA”) and the managing member of GAP Coinvestments III, LLC, a Delaware limited liability company (“GAPCO III”) and GAP Coinvestments IV, LLC, a Delaware limited liability company (“GAPCO IV”). GA GenPar is the general partner of General Atlantic Partners 84, L.P., a Delaware limited partnership, and GAP-W Holdings, L.P., a Delaware limited partnership (“GAP-W”). The officers of GapStar, LLC, a Delaware limited liability company (“GapStar”), are managing directors of General Atlantic. GAPCO Management GmbH (“GmbH Management”) is the general partner of GAPCO GmbH & Co. KG (“KG” and, together with GAP 79, GAP 84, GAP-W, CDA, GapStar, GAPCO III, GAPCO IV and GmbH Management, the “General Atlantic Stockholders”). There are 24 managing directors of General Atlantic (the “GA Managing Directors”). General Atlantic, GA GenPar, GAP 79, GAP 84, GAP-W, CDA, GapStar, GAPCO III, GAPCO IV, GmbH Management and KG and are a “group,” as defined in Rule 13d-5 of the rules and regulations promulgated under the Exchange Act, and prior to the consummation of this offering, may be deemed to own beneficially any aggregate of 3,000,000 shares of our outstanding common stock, which represents approximately 5.53% of the outstanding shares of common stock. Investment funds affiliated with General Atlantic have a minority ownership position in three entities that have broker dealer subsidiaries: Citco III Limited (“Citco”),

Pierpont Securities Holdings LLC (“Pierpont”) and KCG Holdings, Inc. (“KCG”). Citco has one broker-dealer subsidiary, Citco Securities, Inc. (CS-I); Pierpont has one broker-dealer subsidiary, Pierpont Securities LLC; and KCG has four broker-dealer subsidiaries, OCTEG, LLC, Getco Execution Services, LLC, Getco Securities, LLC and Knight Capital Americas LLC. In addition, investment funds affiliated with General Atlantic also own a majority ownership interest each of OptionsHouse, LLC (“OptionsHouse”) and tradeMONSTER Group, Inc. (“tradeMONSTER”). OptionsHouse and OM Securities, LLC, a subsidiary of tradeMONSTER, are broker-dealers. Each of the General Atlantic Stockholders acquired its shares in the ordinary course of business and at the time of the acquisition of such shares did not have any arrangements or understandings with any person to distribute the securities. The mailing address of the foregoing General Atlantic entities is c/o General Atlantic Service Company, LLC, 55 East 52nd Street, 32nd Floor, New York, NY 10055. The mailing address of KG and GmbH Management is c/o General Atlantic GmbH, Maximilianstrasse 35b, 80539 Munich, Germany.

(3)	This also reflects the Company’s purchase of 500,000 shares of common stock from the selling stockholders.

Material Relationships with Selling Stockholders

We have entered into the Purchase Agreement with the selling stockholders, whereby we have agreed to purchase from the selling stockholders and the selling stockholders have agreed to sell to the Company, an aggregate of 500,000 shares of common stock of the Company at a purchase price of $8.20 per share. The Purchase Agreement provides for customary representations, warranties and conditions. The closing of the stock purchase is expected to occur simultaneously with or shortly after the closing of this offering.

For a discussion of certain other relationships between us and the selling stockholders, see “Certain Relationships and Related Person Transactions” in our Proxy Statement on Schedule 14A for our 2014 Annual Meeting of Stockholders, which section of the Proxy Statement is incorporated by reference into this prospectus supplement.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following is a discussion of the material U.S. federal income tax consequences to a Non-U.S. Holder, as defined below, of the acquisition, ownership and disposition of shares of our common stock purchased pursuant to this offering. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code (“Treasury Regulations”), administrative pronouncements or practices and judicial decisions, all as of the date hereof. Future legislative, judicial, or administrative modifications, revocations, or interpretations, which may or may not be retroactive, may result in U.S. federal income tax consequences significantly different from those discussed herein. This discussion is not binding on the Internal Revenue Service (“IRS”). No ruling has been or will be sought or obtained from the IRS with respect to any of the U.S. federal tax consequences discussed herein. There can be no assurance that the IRS will not challenge any of the conclusions discussed herein or that a U.S. court will not sustain such a challenge.

The following discussion does not purport to be a full description of all U.S. federal income tax considerations that may be relevant to any Holder, as defined below, in light of such Holder’s particular circumstances and addresses only Holders who hold common stock as capital assets within the meaning of Section 1221 of the Code. This discussion does not address any (i) U.S. federal alternative minimum tax, (ii) U.S. federal estate, gift, or other non-income tax (except as set forth below) or (iii) any state, local, or non-U.S. tax consequences of the acquisition, ownership or disposition of our common stock. In addition, this discussion does not address the U.S. federal income and estate tax consequences to beneficial owners of our common stock subject to special rules, including, among others, beneficial owners that (i) are banks, financial institutions, or insurance companies, (ii) are regulated investment companies or real estate investment trusts, (iii) are brokers, dealers, or traders in securities or currencies, (iv) are tax-exempt organizations, (v) are controlled foreign corporations, (vi) are passive foreign investment companies, (vii) are U.S. expatriates, (viii) purchase or hold our common stock as part of hedges, straddles, constructive sales, conversion transactions or other integrated investments, (ix) acquire our common stock as compensation for services or through the exercise or cancellation of employee stock options or warrants or (x) have a functional currency other than the U.S. dollar.

As used herein, a “Holder” means a beneficial owner of our common stock unless such beneficial owner is a partnership or other entity classified as a partnership for U.S. federal income tax purposes (a “Partnership”) or an owner or partner in a Partnership. If a beneficial owner of our common stock is a Partnership or an owner or partner in a Partnership, the U.S. federal income tax consequences generally will depend on the activities of such Partnership and the status of such owner or partner. A beneficial owner of our common stock that is a Partnership or an owner or partner in a Partnership should consult its own tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

A “U.S. Holder” means a Holder that is (i) an individual citizen or resident alien of the United States, (ii) a corporation or other entity taxable as a corporation for U.S. federal tax purposes created or organized in the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust that (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. As used herein, a “Non-U.S. Holder” means a Holder that is not a U.S. Holder.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW IS FOR GENERAL INFORMATION ONLY AND IT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY HOLDER OR PROSPECTIVE HOLDER OF SHARES AND NO OPINION OR REPRESENTATION WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO ANY SUCH HOLDER OR PROSPECTIVE HOLDER IS MADE. A HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE APPLICATION OF U.S. FEDERAL TAX LAWS TO ITS PARTICULAR CIRCUMSTANCES AND ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Distributions on Common Stock

As discussed under “Risk Factors—Risks Related to this Offering and our Common Stock,” we do not anticipate making a distribution on common stock in the foreseeable future. If we make a distribution on a Non-U.S. Holder’s common stock, however, then, to the extent that such distribution is paid from our current and accumulated earnings and profits as determined under U.S. federal income tax principles (a “dividend”), the dividend generally will be subject to withholding of U.S. federal income tax at a rate of 30% of the gross amount, or any lower rate that may be specified by an applicable tax treaty if we have received proper certification of the application of that tax treaty. If the amount of the distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a return of capital to the extent of a Non-U.S. Holder’s tax basis in our common stock, and thereafter will be treated as capital gain (and treated as described below under “—Sale or Other Taxable Disposition of Common Stock”). However, except to the extent that we elect (or the paying agent or other intermediary through which a Non-U.S. Holder holds its common stock elects) otherwise, we (or the intermediary) must generally withhold on the entire distribution, in which case a Non-U.S. Holder would be entitled to a refund from the IRS for the withholding tax on the portion of the distribution that exceeded our current and accumulated earnings and profits. A Non-U.S. Holder should consult its own tax advisor regarding its entitlement to benefits under an applicable tax treaty and the manner of claiming the benefits of such treaty. A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax under a tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States (and, if certain tax treaties apply, are attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder) are not subject to U.S. withholding tax, but instead are taxed in the manner applicable to U.S. persons. In that case, we will not withhold U.S. federal withholding tax, provided that the Non-U.S. Holder complies with applicable certification and disclosure requirements. In addition, dividends received by a corporate Non-U.S. Holder that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a rate of 30%, or any lower rate as may be specified in an applicable tax treaty.

Sale or Other Taxable Disposition of Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax, including by way of withholding, on gain recognized on a sale, exchange or other taxable disposition of our common stock unless any one of the following is true:

•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and, if an applicable tax treaty applies, is attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by such Non-U.S. Holder in the United States, in which case the branch profits tax discussed above may also apply to a corporate Non-U.S. Holder;

•	the Non-U.S. Holder is an individual present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met; or
•
the Foreign Investment in Real Property Tax Act, or “FIRPTA,” rules apply because (1) our common stock constitutes a U.S. real property interest by reason of our status as a “U.S. real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the period during which the Non-U.S. Holder holds our common stock or the five-year period ending on the date on which the Non-U.S. Holder disposes of our common stock; and (2) assuming that our common stock constitutes a U.S. real property interest and is treated as regularly traded on an established securities market within the meaning of applicable Treasury Regulations, the Non-U.S. Holder held, directly or indirectly, at any time within the five-year period preceding the disposition, more than 5% of our common stock.

Generally, a corporation is a USRPHC only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not now, have not been in the last five years and will not become a USRPHC. There can be no assurance regarding our USRPHC status for the current year or future years, however, because USRPHC status is based on the composition of our assets from time to time and on certain rules whose application is uncertain. We may become a USRPHC in the future.

An individual Non-U.S. Holder who is subject to U.S. tax because he or she was present in the United States for 183 or more days during the year of disposition and certain other conditions were met will be taxed on his or her gains, including gains from the disposition of our common stock net of applicable U.S. losses from dispositions of other capital assets incurred during the year, at a flat rate of 30% or a reduced rate under an applicable tax treaty.

An individual Non-U.S. Holder described in the first bullet point above will be subject to U.S Federal income tax on his or her gains at the same graduated U.S. federal income tax rates that apply to a U.S. Holder

U.S. Federal Estate Tax

Shares of common stock owned or treated as owned by an individual who is not a U.S. citizen or resident for U.S. federal estate tax purposes will be considered United States situs assets, will be included in that Non-U.S. Holder’s estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax or other tax treaty provides otherwise.

Backup Withholding and Information Reporting

Under Treasury Regulations, we must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to each Non-U.S. Holder and any tax withheld with respect to those dividends. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected dividends or withholding was reduced or eliminated by an applicable tax treaty. Under an applicable tax treaty, that information may also be made available to the taxing authorities in a country in which the Non-U.S. Holder resides or is established.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a Non-U.S. Holder if the Holder has provided the certification described above that it is not a U.S. person (generally satisfied by providing the applicable IRS Form W-8) or has otherwise established an exemption, provided we or the paying agent have no actual knowledge or reason to know that the beneficial owner is a U.S. person.

The payment of the proceeds of a disposition of our common stock by a Non-U.S. Holder to or through the U.S. office of a broker generally will be reported to the IRS and reduced by backup withholding unless the Non-U.S. Holder either certifies its status as a Non-U.S. Holder in accordance with applicable Treasury Regulations or otherwise establishes an exemption and the broker has no actual knowledge, or reason to know, to the contrary. The payment of the proceeds of a disposition of our common stock by a Non-U.S. Holder to or through a non-U.S. office of a non-U.S. broker generally will not be reduced by backup withholding or reported to the IRS unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. Related Financial Intermediary”). In the case of the payment of proceeds from the disposition of our common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. Related Financial Intermediary, the Treasury Regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that certain required information is timely furnished to the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them and the availability and procedure for obtaining an exemption from backup withholding under current Treasury Regulations.

Each prospective Holder is urged to consult its tax advisor with respect to the U.S. federal income and estate tax consequences of the ownership and disposition of our common stock, as well as the application and effect of the laws of any state, local, foreign or other taxing jurisdiction.

PLAN OF DISTRIBUTION

The selling stockholders have agreed to sell to various purchasers an aggregate of 2,500,000 shares of our common stock at a price of $8.20 per share. The selling stockholders engaged a selling agent to assist in identifying the purchasers and the selling stockholders will pay a customary brokerage commission of $0.04 per share to the selling agent for its services with respect to this transaction. No underwriters were engaged by us or the selling stockholders for this transaction.

We estimate that the total expenses for this offering, excluding brokerage commissions, will be approximately $35,000, and will be paid by us. The selling stockholders will pay brokerage commissions in an aggregate amount of $100,000 relating to the shares sold in this offering.

LEGAL MATTERS

The validity of the common stock offered by this prospectus supplement will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

EXPERTS

The financial statements and the related financial statement schedules incorporated in this prospectus supplement by reference from Dice Holdings, Inc.’s Annual Report on Form 10-K, and the effectiveness of Dice Holdings, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

As required by the Securities Act, Dice Holdings, Inc. filed a registration statement relating to the common stock offered by this prospectus supplement with the SEC. This prospectus supplement and the accompanying prospectus are each a part of that registration statement, which includes additional information.

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. These filings are available to the public on the SEC’s website at www.sec.gov. You may also read and copy any document the Company files at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Dice Holdings, Inc. maintains a website at www.diceholdingsinc.com where its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy and information statements and all amendments to those reports are available without charge, as soon as reasonably practicable after those reports are filed with or furnished to the SEC.

As permitted by SEC rules, this prospectus supplement does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the common stock. The registration statement, exhibits and schedules are available through the SEC’s website or at its Public Reference Room.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information that we file later with the SEC will automatically update information in this prospectus supplement and the accompanying prospectus. In all cases, you should rely on the later information over different information included in this prospectus supplement or the accompanying prospectus. We incorporate by reference the following documents which have been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2013;
•
Portions of our Definitive Proxy Statement on Schedule 14A for the 2014 Annual Meeting of Stockholders, filed on April 25, 2014, that are incorporated by reference into Part III of our Annual Report on form 10-K for the year ended December 31, 2013;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014;
•	Our Current Reports on Form 8-K, filed on February 14, 2014 and June 4, 2014; and
•	The description of the Company’s common stock set forth in the Company’s Registration Statement on Form 8-A, filed on July 11, 2007.
All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the later of (1) the completion of the offering of the securities described in this prospectus supplement and the accompanying prospectus and (2) the date we stop offering securities pursuant to this prospectus supplement, shall be incorporated by reference in this prospectus supplement and the accompanying prospectus from the date of filing of such documents. The information contained on our website (www.diceholdingsinc.com) is not incorporated into this prospectus supplement or the accompanying prospectus.

We will provide to each person to whom a prospectus supplement is delivered a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus supplement or the accompanying prospectus but not delivered with the prospectus supplement. You may request a copy of these filings or a copy of any or all of the documents referred to above which have been incorporated in this prospectus supplement and the accompanying prospectus by reference, at no cost, by contacting Dice Holdings, Inc., 1040 Avenue of the Americas, 8th Floor, New York, New York 10018, Attention: Corporate Secretary; (212) 725-6550.

You should not assume that the information in this prospectus supplement, the accompanying prospectus or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement or the accompanying prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

PROSPECTUS

Dice Holdings, Inc.

Common Stock
Preferred Stock

We may offer and sell from time to time up to an aggregate of $50,000,000 shares of our common stock or preferred stock, or any combination thereof, in one or more offerings in amounts, at prices and on terms that we determine at the time of the offering. In addition, the selling stockholders named in this prospectus may offer, from time to time and in one or more offerings, up to 21,543,135 shares of our common stock.

Each time we or the selling stockholders offer securities, we will provide a prospectus supplement containing more information about the particular offering together with this prospectus. The prospectus supplement also may add, update or change information contained in this prospectus. This prospectus may not be used to offer and sell securities without a prospectus supplement.

Our common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “DHX.”

Investing in these securities involves significant risks. We strongly recommend that you read carefully the risks we describe in this prospectus as well as in any accompanying prospectus supplement and the risk factors that are incorporated by reference in this prospectus from our filings made with the Securities and Exchange Commission.  See “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 7, 2014

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process. Under this shelf registration process, we may offer and sell from time to time shares of our common stock or preferred stock, or any combination thereof, in one or more offerings in amounts, at prices and on terms that we determine at the time of the offering, with an aggregate initial offering price of up to $50,000,000 and the selling stockholders named in this prospectus may offer, from time to time in one or more offerings, up to an aggregate of 21,543,135 shares of our common stock. This prospectus provides you with a general description of the securities. Each time we offer the securities or the selling stockholders sell shares of common stock, we will provide a prospectus supplement that describes the terms of the offering. The prospectus supplement also may add, update or change information contained in this prospectus. Before making an investment decision, you should read carefully both this prospectus and any prospectus supplement together with the documents incorporated by reference into this prospectus as described below under the heading “Incorporation by Reference.”

The registration statement that contains this prospectus, including the exhibits to the registration statement and the information incorporated by reference, provides additional information about us and our securities. The registration statement can be read at the SEC web site (www.sec.gov) or at the SEC public reference room as discussed below under the heading “Where You Can Find More Information.”

You should rely only on the information provided in the registration statement, this prospectus and in any prospectus supplement, including the information incorporated by reference. Neither we nor the selling stockholders have authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate at any date other than the date indicated on the cover page of these documents. Neither we nor the selling stockholders are making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted.

We and the selling stockholders may sell the securities to or through underwriters, dealers or agents or directly to purchasers. The securities may be sold for U.S. dollars, foreign-denominated currency or currency units. Amounts payable with respect to any securities may be payable in U.S. dollars or foreign-denominated currency or currency units as specified in the applicable prospectus supplement. We, the selling stockholders and our and their agents reserve the sole right to accept or reject in whole or in part any proposed purchase of the securities. The prospectus supplement, which we will provide each time we or the selling stockholders offer the securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the securities, and any related fee, commission or discount arrangements. See “Plan of Distribution.”

The prospectus supplement may also contain information about any material U.S. federal income tax considerations relating to the securities covered by the prospectus supplement.

In this prospectus, the terms “Dice Holdings,” “we,” “us,” “our” and the “Company” refer to Dice Holdings, Inc.

THE COMPANY

Dice Holdings, Inc. is a leading provider of specialized websites for professional communities, including technology and engineering, financial services, energy, healthcare, and security clearance. Our mission is to help our customers source and hire the most qualified professionals in select and highly skilled occupations, and to help those professionals find the best job opportunities in their respective fields and further their careers. For more than 20 years, we have built our company by providing our customers with quick and easy access to high-quality, unique professional communities and offering those communities access to highly relevant career opportunities and information. Today, we serve multiple markets primarily in North America, Europe, Asia and Australia.

Through our online communities, professionals can manage their careers by finding relevant job opportunities and by building their knowledge through original and community-shared content. Generally, each of our websites are free for professionals to use. All of our websites are targeted to the specific needs of the professional community they serve. This enables employers, recruiters, staffing agencies, consulting firms and marketing professionals to effectively target and reach highly-valued audiences.  We serve multiple markets primarily in the United States.

We believe that our long operating history (through our predecessors we have been in the technology career development business for over 22 years) has enabled us to build brand recognition and a critical mass of both customers and professionals, which has given us a distinct competitive advantage in our categories. We believe as recruiting and marketing activities continue to migrate online and become increasingly targeted and specialized, both professionals and customers demand access to relevant industry and occupation-specific news, content, data, and recruiting services. Professionals can utilize the tools we provide to build their online professional profiles on specialized websites focused on select professional communities.

For a description of our business, financial condition, results of operations and other important information regarding Dice Holdings, we refer you to our filings with the SEC incorporated by reference in this prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information.” More information about us is also available through our website at www.diceholdingsinc.com. The information on our website is not incorporated by reference into this prospectus or any accompanying prospectus supplement.

Our principal executive offices are located at 1040 Avenue of the Americas, 16th Floor, New York, New York 10018, telephone (212) 725-6550.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, and descriptions of our business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to:

•	increases in the unemployment rate, cyclicality or downturns in the United States or worldwide economy or the industries we serve, labor shortages, or job shortages;

•	concerns regarding the European debt crisis and market perceptions concerning the instability of the Euro;

•	competition from existing and future competitors;

•	changes in the recruiting and career services business and technologies, and the development of new products and services;

•	decreases or delays in business-to-business technology advertising spending could harm our ability to generate advertising revenue;

•	failure to develop and maintain our reputation and brand recognition;

•	failure to increase or maintain the number of customers who purchase recruitment packages;

•	failure to attract qualified professionals or grow the number of qualified professionals who use our websites;

•	failure to timely and efficiently scale and adapt our existing technology and network infrastructure;

•	capacity constraints, systems failures or breaches of network security;

•	compliance with laws and regulations concerning collection, storage and use of professionals’ personal information;

•	our indebtedness;

•	inability to borrow funds under our credit facility or refinance our debt;

•	results of operations fluctuate on a quarterly and annual basis;

•	periods of operating and net losses and history of bankruptcy;

•	covenants in our credit facility;

•	inability to successfully identify or integrate future acquisitions;

•	strain on our resources due to future growth;

•	misappropriation or misuse of our intellectual property, claims against us for intellectual property infringement or the failure to enforce our ownership or use of intellectual property;

•	control by our principal stockholders;

•	compliance with certain corporate governance requirements and costs incurred in connection with being a public company;

•	compliance with the continued listing standards of the NYSE;

•	failure to maintain internal controls over financial reporting;

•	loss of key executives and technical personnel;

•	U.S. and foreign government regulation of the Internet and taxation;

•	changes in foreign currency exchange rates;

•	failure to realize the full potential of our network;

•	decrease in user engagement;

•	failure to halt the operations of websites that aggregate our data, as well as data from other companies;

•	failure of Slashdot Media business to attract and retain users;

•	inability to retain Open Source projects and attract new Open Source projects;

•	our foreign operations;

•	inability to expand into international markets;

•	unfavorable decisions in proceedings related to future tax assessments;

•	taxation risks in various jurisdictions for past or future sales;

•	write-offs of goodwill; and

•	significant downturn not immediately reflected in our operating results.

These and other factors are more fully discussed elsewhere herein and in the documents incorporated by reference herein. These and other risks could cause actual results to differ materially from those implied by forward-looking statements herein and therein.

You should keep in mind that any forward-looking statement made by us herein and in the documents incorporated by reference herein speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We have no obligation to update any forward-looking statements herein or therein after the date hereof or thereof, except as required by federal securities laws.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the specific risks discussed or incorporated by reference in the applicable prospectus supplement, together with all the other information contained in the prospectus supplement or incorporated by reference in this prospectus and the applicable prospectus supplement. You should also consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference in this prospectus. These risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

USE OF PROCEEDS

Unless we specify another use in any of the applicable prospectus supplements, we will use the net proceeds from the sale of the securities offered by us for general corporate purposes, which may include, among other things, debt repayment, working capital and/or capital expenditures.

We may also use such proceeds to fund acquisitions of businesses or technologies that complement our current business. We may set forth additional information on the use of net proceeds from the sale of the securities we offer under this prospectus in a prospectus supplement related to a specific offering.

We will not receive any proceeds from the resale of shares of our common stock by the selling stockholders.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our ratios of earnings to fixed charges and preferred stock dividends are shown in the table below. For purposes of calculating the below ratios, earnings consist of income before taxes plus fixed charges during the period. Fixed charges means the sum of the following: (a) interest expensed, (b) amortized capitalized expenses related to indebtedness and (c) an estimate of the interest within rental expense. Preferred stock dividends represent the amount of pre-tax income required to pay the dividends on preferred shares. We have had no preferred shares outstanding since July 2007 and have not paid any dividends on preferred shares since 2007. The dividend on preferred shares in 2007 was declared and paid prior to our initial public offering.

	Dice Holdings, Inc.
	Nine months ended September 30,	Twelve months ended December 31,
	2013	2012	2011	2010	2009	2008
Ratio of earnings to fixed charges and preferred stock dividends	19.61x	28.46x	27.19x	8.09x	3.94x	3.45x

SELLING STOCKHOLDERS

The selling stockholders named in the table below may from time to time offer and sell pursuant to this prospectus and any applicable prospectus supplement up to 21,543,135 shares of our common stock. When we refer to “selling stockholders” in this prospectus, we mean those persons listed in the table below, as well as their transferees, pledgees or donees or their successors. The selling stockholders may sell all, a portion or none of their shares at any time. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling stockholders. Except as otherwise indicated, each selling stockholder has sole voting and dispositive power with respect to such shares.

	Shares Beneficially Owned Before the Offering(1)		Maximum Number of Shares that May be Sold Hereunder	Shares Beneficially Owned After the Offering
Name of Beneficial Owner	Shares	%		Shares	%
General Atlantic Partners 79, L.P.(2)(3)	3,930,714	7.4	3,930,714	—	—
General Atlantic Partners 84, L.P.(2)(3)	373,341	*	373,341	—	—
GAP Coinvestments CDA, L.P.(2)(3)	817	*	817	—	—
GapStar, LLC(2)(3)	106,280	*	106,280	—	—
GAP-W, Holdings, L.P.(2)(3)	1,273,810	2.4	1,273,810	—	—
GAP Coinvestments III, LLC(2)(3)	332,216	*	332,216	—	—
GAP Coinvestments IV, LLC(2)(3)	77,015	*	77,015	—	—
GAPCO GmbH& Co., KG(2)(3)	9,632	*	9,632	—	—
Quadrangle Capital Partners II LP(3)(4)	7,577,991	14.2	7,577,991	—	—
Quadrangle Select Partners II LP(3)(4)	202,724	*	202,724	—	—
Quadrangle Capital Partners II-A LP(3)(4)	902,946	1.7	902,946	—	—
John Barter (5)(6)	86,594	*	86,594	—	—
John P.R. Benson (5)(7)	851,248	1.6	851,248	—	—
Brian Campbell (5)(8)	289,166	*	289,166	—	—
Michael P. Durney (5)(9)	1,704,363	3.1	1,704,363	—	—
David Gordon (5)(10)	302,642	*	302,642	—	—
Scot W. Melland (5)(11)	2,715,451	4.9	2,715,451	—	—
Constance Melrose (5)(12)	180,621	*	180,621	—	—
Golnar Sheikholeslami (5)(13)	21,500	*	21,500	—	—
Thomas Silver (5)(14)	435,139	*	435,139	—	—
Kent Thompson (5)(15)	168,925	*	168,925	—	—

*	Less than 1%
(1)
Calculated pursuant to Rule 13d-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of December 9, 2013, at which date there were 53,303,774 aggregate shares of common stock outstanding.

(2)
General Atlantic LLC (“General Atlantic”) is the general partner of each of General Atlantic GenPar, L.P., a Delaware limited partnership (“GA GenPar”), General Atlantic Partners 79, L.P., a Delaware limited partnership (“GAP 79”), and GAP Coinvestments CDA, L.P., a Delaware limited partnership (“CDA”) and the managing member of GAP Coinvestments III, LLC, a Delaware limited liability company (“GAPCO III”) and GAP Coinvestments IV, LLC, a Delaware limited liability company (“GAPCO IV”). GA GenPar is the general partner of General Atlantic Partners 84, L.P., a Delaware limited partnership, and GAP-W Holdings, L.P., a Delaware limited partnership (“GAP-W”). The officers of GapStar, LLC, a Delaware limited liability company (“GapStar”), are managing directors of General Atlantic. GAPCO Management GmbH (“GmbH Management”) is the general partner of GAPCO GmbH & Co. KG (“KG” and, together with GAP 79, GAP 84, GAP-W, CDA, GapStar, GAPCO III, GAPCO IV and GmbH Management, the “General Atlantic Stockholders”). There are 22 managing directors of General Atlantic (the “GA Managing Directors”). General Atlantic, GA GenPar, GAP 79, GAP 84, GAP-W, CDA, GapStar, GAPCO III, GAPCO IV, GmbH Management and KG and are a “group,” as defined in Rule 13d-5 of the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and may be deemed to own beneficially any aggregate of 6,103,825 shares of the Common Stock, which represents approximately 11.5% of the outstanding shares of

Common Stock. David C. Hodgson is a GA Managing Director. Mr. Hodgson disclaims beneficial ownership of such shares beneficially owned by the General Atlantic Stockholders except to the extent of his pecuniary interest therein. Investment funds affiliated with General Atlantic have a minority ownership position in three entities that have broker dealer subsidiaries: Citco III Limited (“Citco”), Pierpont Securities Holdings LLC (“Pierpont”) and KCG Holdings, Inc. (“KCG”). Citco has one broker-dealer subsidiary, Citco Securities, Inc. (CS-I); Pierpont has one broker-dealer subsidiary, Pierpont Securities LLC; and KCG has four broker-dealer subsidiaries, OCTEG, LLC, Getco Execution Services, LLC, Getco Securities, LLC and Knight Capital Americas LLC. Each of the General Atlantic Stockholders acquired its shares in the ordinary course of business and at the time of the acquisition of such shares did not have any arrangements or understandings with any person to distribute the securities. The mailing address of the foregoing General Atlantic entities is c/o General Atlantic Service Company, LLC, 55 East 52nd Street, 32nd Floor, New York, NY 10055.  The mailing address of KG and GmbH Management is c/o General Atlantic GmbH, Maximilianstrasse 35b, 80539 Munich, Germany.

(3)
Given the terms of the Institutional Shareholder Agreement (as defined below under “—Material Relationships with Selling Stockholders—Institutional Shareholder Agreement”), the General Atlantic Stockholders and the Quadrangle Stockholders (as defined below) may be deemed to constitute a “group” that, as of the date set forth above, collectively beneficially owns approximately 14,787,486 shares of common stock, or 27.7% of the Company’s total number of shares of common stock outstanding for purposes of Section 13(d)(3) of the Exchange Act. Each of the General Atlantic Stockholders and the Quadrangle Stockholders disclaims beneficial ownership of the shares of common stock beneficially owned by the other parties to the Institutional Shareholder Agreement.

(4)
QCP GP Investors II LLC is the general partner of Quadrangle GP Investors II LP, which is the general partner of each of Quadrangle Capital Partners II LP, Quadrangle Select Partners II LP and Quadrangle Capital Partners II-A LP (collectively, the “Quadrangle Stockholders” and, together with Quadrangle GP Investors II LP, the “Quadrangle Entities”). QCP GP Investors II LLC disclaims beneficial ownership of the shares of common stock that may be deemed beneficially owned by the Quadrangle Entities or any of their affiliates. The investment committee of QCP GP Investors II LLC makes voting and investment decisions with respect to the securities held by the Quadrangle Entities. One of the members of the investment committee of QCP GP Investors II LLC is Peter R. Ezersky, who is a member of our board of directors. Each of Mr. Ezersky and the other members of the investment committee of QCP GP Investors II LLC disclaim ownership of such shares that may be deemed beneficially owned by the Quadrangle Entities or any of their affiliates. The mailing address for the Quadrangle Shareholders is 1065 Avenue of the Americas, New York, NY 10018.

(5)	Such person's business address is c/o Dice Holdings, Inc., 1040 Avenue of the Americas, 16th Floor, New York, NY 10018.
(6)
This amount includes options to purchase 42,094 shares of common stock that are vested and exercisable or will become vested and exercisable within 60 days and includes unvested restricted shares of 11,500. All of Mr. Barter’s shares are first being registered for resale in this Registration Statement. Mr. Barter acquired such shares pursuant to stock options and restricted stock grants under the Company's 2005 Omnibus Stock Plan, 2007 Equity Award Plan and 2012 Equity Award Plan, as applicable, as part of Mr. Barter's compensation for services provided or to be provided.

(7)
This amount includes 51,949 shares held by John Benson and Denton & Co Trustees Limited, Mr. Benson’s pension plan. This amount also includes 68,228 shares held by Mr. Benson’s wife, which Mr. Benson may be deemed to indirectly beneficially own, and options to purchase 441,992 shares of common stock that are vested and exercisable or will become vested and exercisable within 60 days and includes unvested restricted shares of 23,750.  293,614 of Mr. Benson's shares are first being registered for resale in this Registration Statement. Mr. Benson acquired such shares pursuant to stock options and restricted stock grants under the Company's 2005 Omnibus Stock Plan and 2007 Equity Award Plan, as applicable, as part of Mr. Benson's compensation for services provided or to be provided.

(8)
This amount includes options to purchase 227,757 shares of Common Stock that are vested and exercisable or will become vested and exercisable within 60 days and includes unvested restricted shares of 38,750. All of Mr. Campbell’s shares are first being registered for resale in this Registration Statement. Mr. Campbell acquired such shares pursuant to stock options and restricted stock grants under the Company's 2005 Omnibus Stock Plan, 2007 Equity Award Plan and 2012 Equity Award Plan, as applicable, as part of Mr. Campbell's compensation for services provided or to be provided.

(9)
This amount includes options to purchase 1,368,172 shares of common stock that are vested and exercisable or will become vested and exercisable within 60 days and includes unvested restricted shares of 183,500. All of Mr. Durney’s shares are first being registered for resale in this Registration Statement. Mr. Durney acquired such shares pursuant to stock options and restricted stock grants under the Company's 2005 Omnibus Stock Plan, 2007 Equity Award Plan and 2012 Equity Award Plan, as applicable, as part of Mr. Durney's compensation for services provided or to be provided.

(10)
This amount includes options to purchase 70,000 shares of common stock that are vested and exercisable or will become vested and exercisable within 60 days and includes unvested restricted shares of 11,500. 99,500 of Mr. Gordon’s shares are first being registered for resale in this Registration Statement. Mr. Gordon acquired such shares pursuant to stock options and restricted stock grants under the Company's 2005 Omnibus Stock Plan, 2007 Equity Award Plan and 2012 Equity Award Plan, as applicable, as part of Mr. Gordon's compensation for services provided or to be provided.

(11)
This amount includes options to purchase 2,288,658 shares of common stock that are vested and exercisable or will become vested and exercisable within 60 days and includes unvested restricted shares of 212,125.  All of Mr. Melland’s shares are first being registered for resale in this Registration Statement. Mr. Melland acquired such shares pursuant to stock options and restricted stock grants under the Company's 2005 Omnibus Stock Plan, 2007 Equity Award Plan and 2012 Equity Award Plan, as applicable, as part of Mr. Melland's compensation for services provided or to be provided.

(12)
This amount includes options to purchase 130,850 shares of common stock that are vested and exercisable or will become vested and exercisable within 60 days and includes unvested restricted shares of 29,500. All of Ms. Melrose’s shares are first being registered for resale in this Registration Statement. Ms. Melrose acquired such shares pursuant to stock options and restricted stock grants under the Company's 2005 Omnibus Stock Plan, 2007 Equity Award Plan and 2012 Equity Award Plan, as applicable, as part of Ms. Melrose's compensation for services provided or to be provided.

(13)
This amount includes unvested restricted shares of 11,500. All of Ms. Sheikholeslami’s shares are first being registered for resale in this Registration Statement. Ms. Sheikholeslami acquired such shares pursuant to stock options and restricted stock grants under the Company's  2012 Equity Award Plan as part of Ms. Sheikholeslami's compensation for services provided or to be provided.

(14)
This amount includes options to purchase 400,985 shares of common stock that are vested and exercisable or will become vested and exercisable within 60 days. 424,606 of Mr. Silver’s shares are first being registered for resale in this Registration Statement. Mr. Silver acquired such shares pursuant to stock options and restricted stock grants under the Company's 2005 Omnibus Stock Plan, 2007 Equity Award Plan and 2012 Equity Award Plan, as applicable, as part of Mr. Silver's compensation for services provided or to be provided.

(15)
This amount includes options to purchase 139,877 shares of common stock that are vested and exercisable or will become vested and exercisable within 60 days and includes unvested restricted shares of 13,250. All of Mr. Thompson’s shares are first being registered for resale in this Registration Statement. Mr. Thompson acquired such shares pursuant to stock options and restricted stock grants under the Company's 2005 Omnibus Stock Plan, 2007 Equity Award Plan and 2012 Equity Award Plan, as applicable, as part of Mr. Thompson's compensation for services provided or to be provided.

Material Relationships with Selling Stockholders

Michael P. Durney, one of the selling stockholders included in this prospectus, has served as our President and Chief Executive Officer and a director of the Company since September 30, 2013.  Mr. Durney served as our Executive Vice President, Industry Brands Group and Chief Financial Officer until September 2013.

Scot W. Melland, one of the selling stockholders included in this prospectus, is a director of the Company.  Mr. Melland resigned as our Chairman, President and Chief Executive Officer effective September 30, 2013.

Mr. Campbell is an executive officer of the Company, Ms. Melrose and Mr. Benson are employees and former executive officers of the Company, Mr. Silver is a former employee and former executive officer of the Company and Mr. Thompson is an employee of the Company.  Messrs. Barter and Gordon and Ms. Sheikholeslami are directors of the Company.

The General Atlantic Stockholders and the Quadrangle Stockholders (together, the “Principal Stockholders”) are significant stockholders of the Company.

Institutional Shareholder Agreement

The Company, the Principal Stockholders and certain of our directors, executive officers and employees, including Brian Campbell, Michael P. Durney, Scot W. Melland, Constance Melrose, Thomas Silver and Kent Thompson (the “Management Stockholders”), are party to the Institutional and Management Shareholder Agreement, dated July 23, 2007 (the “Institutional Shareholder Agreement”). The Institutional Shareholder Agreement contains restrictions on the ability of the Principal Stockholders and the Management Stockholders to transfer shares of our common stock and provisions related to registration rights granted to such stockholders.

In addition, the Institutional Shareholder Agreement contains provisions related to the composition of our board of directors and the committees of our board of directors and our corporate governance. Specifically, the Institutional Shareholder Agreement requires that the board consist of at least eight directors, one of whom must be our Chief Executive Officer. Under the Institutional Shareholder Agreement, each of the Principal Stockholders has the right to designate up to (1) three members of our board of directors if such Principal Stockholder owns 17.5% or more of our common stock, (2) two members of our board of directors if it owns less than 17.5% but at least 10% of our common stock and (3) one member of our board of directors if it owns less than 10% but at least 5% of our common stock. Each Principal Stockholder has agreed to vote its shares in favor of the directors designated by the other Principal Stockholder in accordance with the terms of the Institutional Shareholder Agreement. Initially, the Principal Stockholders each only designated two members to our board of directors. Currently, Peter Ezersky has been designated as a member of our board of directors by the Quadrangle Stockholders and H. Raymond Bingham and David Hodgson have been designated as members of our board of directors by the General Atlantic Stockholders. If both Principal Stockholders hold less than 5% of our common stock, these provisions terminate.

Restrictions on Transfer

Under the Institutional Shareholder Agreement, neither of the Principal Stockholders may sell or transfer shares of our capital stock (except for transfers to certain permitted transferees or certain block sale transfers) without the consent of the other Principal Stockholder. Additionally, the Principal Stockholders and the Management Stockholders have agreed not to sell any shares during the period beginning 14 days prior to the effective date of a registration statement filed in connection with the exercise of demand or piggyback registration rights by any stockholder until the earlier of (1) 90 days after any public offering and (2) the expiration of the underwriters lock-up period for the applicable offering, provided that the Principal Stockholders and Management Stockholders have agreed that notwithstanding this provision, they will remain subject to the terms of any underwriter lock-up agreement for the applicable offering.

Other Provisions

Under the Institutional Shareholder Agreement, we have agreed that the doctrine of “corporate opportunity” will not apply against our Principal Stockholders in a manner that would prohibit them from investing in competing businesses or doing business with our clients and customers.

The Institutional Shareholder Agreement requires us to deliver to each stockholder who is a party to the agreement and owns 5% or more of our common stock in the aggregate certain monthly financial statements as soon as practicable after they are available, subject to customary confidentiality provisions. Additionally, except to the extent available on the SEC’s EDGAR system, we are required to deliver to each stockholder who is a party to the agreement and owns 5% or more of our common stock copies of all financial statements, reports, notices and proxy statements and all regular and periodic reports, and registration statements or prospectuses filed by us with the SEC.

Registration Rights

Under the Institutional Shareholder Agreement, each of the Principal Stockholders is entitled to certain demand registration rights, including the right to require us to effect a shelf registration if we are eligible to file registration statements on Form S-3.

Under the Institutional Shareholder Agreement, in a demand registration, the non-requesting Principal Stockholder and the Management Stockholders are entitled to piggyback registration rights with respect to any registration request made by a Principal Stockholder, subject to limited exceptions. If the registration requested by a Principal Stockholder is in the form of an underwritten offering, and if the managing underwriter of the offering determines that the number of securities proposed to be offered would have an adverse affect on the offering, the number of shares included in the offering will be determined as follows:

•	first, shares offered by the Principal Stockholders and the Management Stockholders (but only to the extent such shares were not acquired pursuant to the exercise of options);

•	second, shares offered by any other stockholders (pro rata, based on the number of their respective shares requested to be included in such offering); and

•	third, shares offered by us for our own account.

The Institutional Shareholder Agreement also provides that each Principal Stockholder and Management Stockholder is entitled to piggyback registration rights with respect to any registration initiated by us, subject to certain limited exceptions. If we initiate a registration in the form of an underwritten offering, and if the managing underwriter of the offering determines that the number of securities proposed to be offered would have an adverse affect on the offering, then the number of shares included in the offering shall be determined as follows:

•	first, shares offered by us for our own account;

•
second, shares requested to be included by the Principal Stockholders and the Management Stockholders (pro rata, based on the number of their respective shares requested to be included in such offering); and

•	third, shares offered by any other stockholders (pro rata, based on the number of their respective shares requested to be included in such offering).

The Principal Stockholders and certain of the Management Stockholders are exercising registration rights in connection with the resale of the common shares owned by them in this prospectus and accompanying prospectus supplement.

In any registration, including the resale of the common shares owned by them in this prospectus and accompanying prospectus supplement, we have agreed to indemnify the participating Principal Stockholders and Management Stockholders and to pay all registration expenses (other than underwriting discounts and commissions and certain legal expenses of the selling stockholders).

Block Sales

Under the Institutional Shareholder Agreement, a Principal Stockholder may request to sell common stock in a block sale, provided that the Principal Stockholder gives written notice to us and the other Principal Stockholder. The other Principal Stockholder will then have the right to participate in the block sale on a proportional basis with the requesting Principal Stockholder. Each Principal Stockholder may make up to two block sales in any one year period, and each block sale must recognize proceeds of at least $20 million. These provisions terminate with respect to a Principal Stockholder if it owns less than 10% of our common stock.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock summarizes certain terms and provisions of our common stock and preferred stock, par value $0.01 per share, to which any prospectus supplement may relate. This section also summarizes relevant provisions of Delaware law. The following description of our common stock and preferred stock does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of Delaware law and our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, copies of which have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part.

Capital Stock

As of the date of this prospectus, our authorized capital stock consists of 240,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share. As of December 9, 2013, we had 53,303,774 outstanding shares of common stock, excluding 1,732,125 shares of restricted stock, and no shares of preferred stock outstanding.

As of December 9, 2013, there were approximately 37 holders of record of our common stock.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. Holders of the common stock do not have any preemptive rights or cumulative voting rights, which means that the holders of a majority of the outstanding common stock voting for the election of directors can elect all directors then being elected. The holders of our common stock are entitled to receive dividends when, as, and if declared by our board out of legally available funds. Upon our liquidation or dissolution, the holders of common stock will be entitled to share ratably in those of our assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. All of the outstanding shares of common stock are, and the shares of common stock to be sold in this offering when issued and paid for will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock that may be issued in the future.

Preferred Stock

We are authorized to issue up to 20,000,000 shares of preferred stock. Our board of directors is authorized, subject to limitations prescribed by Delaware law and our Amended and Restated Certificate of Incorporation, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences and rights of the shares. Our board of directors is also authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our Company and may adversely affect the voting and other rights of the holders of our common stock, which could have an adverse impact on the market price of our common stock.

Certain Certificate of Incorporation, By-Law and Statutory Provisions

The provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws and of the Delaware General Corporation Law summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt of the Company.

Directors’ Liability; Indemnification of Directors and Officers

Our Amended and Restated Certificate of Incorporation provides that a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except:

•	for any breach of the duty of loyalty;

•	for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law;

•	for liability under Section 174 of the Delaware General Corporation Law (relating to unlawful dividends, stock repurchases, or stock redemptions); or

•	for any transaction from which the director derived any improper personal benefit.

This provision does not limit or eliminate our rights or those of any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. The provisions do not alter the liability of directors under federal securities laws. In addition, our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws provide that we indemnify each director and the officers, employees, and agents determined by our board of directors to the fullest extent provided by the laws of the State of Delaware.

Corporate Opportunity

Our Amended and Restated Certificate of Incorporation also provides that the doctrine of “corporate opportunity” will not apply against our Principal Stockholders in a manner that would prohibit them from investing in competing businesses or doing business with our clients or customers. See “Risk Factors—We are controlled by two groups of principal stockholders, as well as management stockholders, whose interest in our business may be different than yours” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 incorporated by reference in this prospectus.

Special Meetings of Stockholders

Our Amended and Restated Certificate of Incorporation provides that special meetings of stockholders may be called only by the chairman or by a majority of the members of our board. Stockholders are not permitted to call a special meeting of stockholders, to require that the chairman call such a special meeting, or to require that our board request the calling of a special meeting of stockholders.

Stockholder Action; Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Amended and Restated Certificate of Incorporation provides that stockholders may not take action by written consent, but may only take action at duly called annual or special meetings, unless the action to be effected by written consent and the taking of such action by written consent have expressly been approved in advance by the board. In addition, our Amended and Restated By-laws establish advance notice procedures for:

•	stockholders to nominate candidates for election as a director; and

•	stockholders to propose topics for consideration at stockholders’ meetings.

Stockholders must notify our corporate secretary in writing prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain the information specified in our by-laws. To be timely, the notice must be received at our corporate headquarters not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. If the annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year or for the first annual meeting following this offering, notice by the stockholder, to be timely, must be received not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting or the 10th day following the day on which we notify stockholders of the date of the annual meeting, either by mail or other public disclosure. In the case of a special meeting of stockholders called to elect directors, the stockholder notice must be received not earlier than 120 days prior to the special meeting and not later than the later of the 90th day prior to the special meeting or 10th day following the day on which we notify stockholders of the date of the special meeting, either by mail or other public disclosure. Notwithstanding the above, in the event that the number of directors to be elected to the board at an annual meeting is increased and we do not make any public announcement naming the nominees for the additional directorships at least 100 days before the first anniversary of the preceding year’s annual meeting, a stockholder notice of nomination shall also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered not later than the close of business on the 10th day following the day on which such public announcement is first made. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from nominating candidates for director at an annual or special meeting.

Election and Removal of Directors

Our board is divided into three classes. The directors in each class serve for a three-year term, one class being elected each year by our stockholders. Our stockholders may only remove directors for cause and with the vote of at least 66 2/3% of the total voting power of our issued and outstanding capital stock entitled to vote in the election of directors. Our board of directors may elect a director to fill a vacancy, including vacancies created by the expansion of the board of directors. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of our directors.

Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws do not provide for cumulative voting in the election of directors.

Amendment of the Certificate of Incorporation and By-Laws

Our Amended and Restated Certificate of Incorporation provides that the affirmative vote of the holders of at least 66 2/3% of the voting power of our issued and outstanding capital stock entitled to vote in the election of directors, is required to amend the following provisions of our Amended and Restated Certificate of Incorporation:

•	the provisions relating to our classified board of directors;

•
the provisions relating to the number and election of directors, the appointment of directors upon an increase in the number of directors or vacancy, and the provisions relating to the removal of directors;

•	the provisions requiring a 66⅔% stockholder vote for the amendment of certain provisions of our articles of incorporation and for the adoption, amendment or repeal of our by-laws;

•	the provisions relating to the restrictions on stockholder actions by written consent; and

•	the provisions relating to the calling of meetings of stockholders.

In addition, the board of directors is permitted to alter our by-laws without obtaining stockholder approval and the affirmative vote of holders of at least 66⅔% of the voting power of our issued and outstanding capital stock entitled to vote in the election of directors will be required for any amendment to our by-laws by the stockholders.

Anti-Takeover Provisions of Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an interested stockholder (defined generally as a person owning 15% or more of the corporation’s outstanding voting stock) of a Delaware corporation from engaging in a business combination (as defined) for three years following the date that person became an interested stockholder unless various conditions are satisfied.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

New York Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange under the symbol “DHX.”

PLAN OF DISTRIBUTION

We or the selling stockholders may offer and sell the securities in any one or more of the following ways:

•	to or through underwriters, brokers or dealers;

•	directly to one or more other purchasers;

•
through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents on a best-efforts basis; or

•	otherwise through a combination of any of the above methods of sale.

In addition, we or the selling stockholders may enter into option, share lending or other types of transactions that require us or such selling stockholders, as applicable, to deliver shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus. We or the selling stockholders may also enter into hedging transactions with respect to our securities or the securities of such selling stockholders, as applicable. For example, we or the selling stockholders may:

•	enter into transactions involving short sales of the shares of common stock by underwriters, brokers or dealers;

•	sell shares of common stock short and deliver the shares to close out short positions;

•
enter into option or other types of transactions that require us or the selling stockholders, as applicable, to deliver shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus; or

•	loan or pledge the shares of common stock to an underwriter, broker or dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

Any selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale of shares of common stock covered by this prospectus.

We or the selling stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or such selling stockholders, as applicable, or borrowed from us, such selling stockholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or selling stockholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we or the selling stockholders may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or the securities of such selling stockholders, as applicable, or in connection with a concurrent offering of other securities.

Shares of common stock may also be exchanged for satisfaction of the selling stockholders’ obligations or other liabilities to their creditors. Such transactions may or may not involve brokers or dealers.
Each time we or the selling stockholders sell securities, we will provide a prospectus supplement that will name any underwriter, dealer or agent involved in the offer and sale of the securities. The prospectus supplement will also set forth the terms of the offering, including:

•	the purchase price of the securities and the proceeds we and/or such selling stockholders, as applicable, will receive from the sale of the securities;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any public offering or purchase price and any discounts or commissions allowed or re-allowed or paid to dealers;

•	any commissions allowed or paid to agents;

•	any other offering expenses;

•	any securities exchanges on which the securities may be listed;

•	the method of distribution of the securities;

•	the terms of any agreement, arrangement or understanding entered into with the underwriters, brokers or dealers; and

•	any other information we think is important.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account. The securities may be sold from time to time by us or the selling stockholders in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Such sales may be effected:

•	in transactions on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in transactions in the over-the-counter market;

•
in block transactions in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	through the writing of options; or

•	through other types of transactions.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discount or concession allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

The selling stockholders might not sell any shares of common stock under this prospectus. In addition, any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The securities may be sold directly by us or the selling stockholders or through agents designated by us or such selling stockholders, as applicable, from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us or such selling stockholders, as applicable, to such agent will be set forth in, the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made by us or by selling stockholders directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the

Securities Act with respect to any resale of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

If indicated in the applicable prospectus supplement, underwriters, dealers or agents will be authorized to solicit offers by certain institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

In all cases, these purchasers must be approved by us or the selling stockholders, as applicable. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any of these contracts will not be subject to any conditions except that (a) the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject, and (b) if the securities are also being sold to underwriters, we or the selling stockholders, as applicable, must have sold to these underwriters the securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Some of the underwriters, dealers or agents used by us or the selling stockholders in any offering of securities under this prospectus may be customers of, engage in transactions with, and perform services for us and/or such selling stockholders, as applicable, or affiliates of ours and/or theirs, as applicable, in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled under agreements which may be entered into with us and/or the selling stockholders to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to be reimbursed by us and/or such selling stockholders for certain expenses.

Any securities initially sold outside the United States may be resold in the United States through underwriters, dealers or otherwise.

Any underwriters to which offered securities are sold by us or the selling stockholders for public offering and sale may make a market in such securities, but those underwriters will not be obligated to do so and may discontinue any market making at any time.

The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering.

The maximum compensation we will pay to underwriters in connection with any offering of the securities will not exceed 8% of the maximum proceeds of such offering.

To comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The financial statements and the related financial statement schedules incorporated in this prospectus by reference from Dice Holdings, Inc.’s Annual Report on Form 10-K, and the effectiveness of Dice Holdings, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

As required by the Securities Act, Dice Holdings filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. These filings are available to the public on the SEC’s website at www.sec.gov. You may also read and copy any document the Company files at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Dice Holdings maintains a website at www.diceholdingsinc.com where its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy and information statements  and all amendments to those reports are available without charge, as soon as reasonably practicable after those reports are filed with or furnished to the SEC.

As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available through the SEC’s website or at its public reference room.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. We incorporate by reference the following documents which have been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2012;

•	Our Definitive Proxy Statement on Schedule 14A for the 2013 Annual Meeting of Stockholders, filed on April 10, 2013;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013;

•	Our Current Reports on Form 8-K filed on May 23, 2013, July 24, 2013, July 29, 2013, October 8, 2013, October 16, 2013 and November 14, 2013; and

•	The description of the Company’s common stock set forth in the Company’s Registration Statement on Form 8-A filed on July 11, 2007.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of (1) the completion of the offering of the securities described in this prospectus and (2) the date we stop offering securities pursuant to this prospectus, shall be incorporated by reference in this prospectus from the date of filing of such documents. The information contained on our website (www.diceholdingsinc.com) is not incorporated into this prospectus.

We will provide to each person to whom a prospectus is delivered a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with the prospectus. You may request a copy of these filings or a copy of any or all of the documents referred to above which have been incorporated in this prospectus by reference, at no cost, by contacting Dice Holdings, Inc., 1040 Avenue of the Americas, 16th Floor, New York, New York 10018, Attention: Corporate Secretary; (212) 725-6550.

You should not assume that the information in this prospectus, the prospectus supplement, any applicable pricing supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Common Stock

PROSPECTUS SUPPLEMENT

SEPTEMBER 5, 2014